Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Conduit Pharmaceuticals Inc. on Form S-8 (File No. 333-276461 and 333-275860) of our report dated April 16, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Conduit Pharmaceuticals Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Conduit Pharmaceuticals Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

East Hanover, NJ

April 16, 2024